                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                        GEORGIA-CAROLINA BANCSHARES, INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
                     ---------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)       Title of each class of securities to which transaction
                  applies:
                          ------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1(1)

                  --------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:
                                                                  --------------

         5)       Total fee paid:
                                 -----------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                         ---------------------------------------

         2)       Form, Schedule or Registration Statement No.:
                                                               -----------------

         3)       Filing Party:
                               -------------------------------------------------

         4)       Date Filed:
                             ---------------------------------------------------


--------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              2805 WRIGHTSBORO ROAD
                             AUGUSTA, GEORGIA 30909

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2002


         The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the "Company") will be held on Wednesday, May 15, 2002 at 2:00 p.m., at the Sheraton Augusta Hotel, 2651 Perimeter Parkway, Augusta, Georgia 30909, for the following purposes:

         (1) To elect six Class II directors to hold office until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified; and

         (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 8, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                 By Order of the Board of Directors,



                                 /s/ J. Harold Ward, Jr.

                                 J. Harold Ward, Jr.
                                 Secretary

Augusta, Georgia
April 15, 2002

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              2805 WRIGHTSBORO ROAD
                             AUGUSTA, GEORGIA 30909


                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2002

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Wednesday, May 15, 2002, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 15, 2002. The address of the principal executive offices of the Company is 2805 Wrightsboro Road, Augusta, Georgia 30909.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees for director named herein and, on the other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

         The record of shareholders entitled to vote at the Annual Meeting was taken on April 8, 2002. On that date, the Company had outstanding and entitled to vote 1,130,190 shares of common stock, par value $.001 per share, with each share entitled to one vote.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company, pursuant to the Company's Bylaws, has set the number of directors to serve for the next year at 17. The Company's Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company's Board of Directors are elected each year at the Company's Annual Meeting of Shareholders. Six Class II directors are presently standing for election to the Board of Directors. The Class II directors elected will serve for a term of three years and until their successors are elected and qualified.

         In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than six nominees. The affirmative vote of a plurality of all votes cast at the Annual Meeting by the holders of Company common stock is required for the election of the six nominees. Of the nominees listed below, Mr. Hughes and Mr. Lemley have been directors of the Company since the Company commenced operations in February 1997. Messrs. Hall, Inman and Osbon were appointed as directors of the Company in December 1997 in connection with the expansion of the Company's wholly owned subsidiary, First Bank of Georgia (the "Bank") into the Augusta market area. Mr. DeMeyers has been a director of the Company since January 1999. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class II directors to succeed themselves for a term of three years, expiring at the 2005 Annual Meeting of Shareholders, and until their successors are elected and qualified:

         LARRY DEMEYERS, age 55, served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from those positions in November 1997. Mr. DeMeyers was associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is a past President and a member of the Augusta Kiwanis Club and Augusta Country Club. He currently serves as Treasurer of the Augusta State University Foundation and the St. Joseph Hospital Foundation. He is also a Trustee and an active member of Reid Memorial Presbyterian Church.

         J. RANDAL HALL, age 43, is an attorney at law with the law firm of Hunter, Maclean, Exley & Dunn, P.C., which in 1999 merged with Mr. Hall's former firm, Hall & Mullins, P.C., which he founded in 1996. Hunter, Maclean serves as the Bank's legal counsel. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the Board of Augusta Southern National, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is Chairman of the Augusta-Richmond County Planning Commission.

         GEORGE O. HUGHES, age 78, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he founded in 1947. Mr. Hughes serves on the Executive Committee of the State Department of Human Resources and as Chairman of the Board of the Department of Family & Children Services. He also serves on the McDuffie County Industrial Development Authority Board.

         GEORGE H. INMAN, age 70, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car since

1978. Mr. Inman presently serves as Vice Chairman of the Board of Directors of the Company. Mr. Inman is a graduate of the Georgia Institute of Technology. For a number of years he served on the Board of Directors of Junior Achievement of Augusta and the Board of Directors of the Augusta Chamber of Commerce. Mr. Inman also served on the Board of Directors of Bankers First Savings Bank in Augusta for approximately nine years. He presently serves on the Board of Directors of Amerace Products, L.P., an industrial manufacturer.

         JAMES L. LEMLEY, M.D., age 43, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

         JULIAN W. OSBON, age 62, is Chairman and Chief Executive Officer of Osbon & Associates, a holding company that owns and operates Soma Blue Medical Systems, Hancock Mill Development Company, Professional Property Management Co. and The Marbury Center. In addition, Mr. Osbon serves as Chairman and Chief Executive Officer of Accelerated Pharmaceuticals, a biotech startup company with proprietary technology for drug discovery based on computer modeling. Mr. Osbon is former Chairman of the CSRA Community Foundation, the University Health Care Foundation Board, Historic Augusta, the Augusta History Museum and Augusta Tomorrow. He currently serves as a member of the Wofford College Board of Trustees and the Medical College of Georgia Research Institute Board. He is a former recipient of the State of Georgia SBA Business Person of the Year award and was selected as the recipient of the Spirit of Georgia award for economic contributions to the state. He was appointed by the Governor of Georgia in 1999 to chair a Georgia Senate Joint Study Group to make recommendations about the future of the Medical College of Georgia and the Augusta area hospitals. The Georgia Cancer Initiative resulted from that effort, as did the separation of the MCG Hospitals into a stand-alone profit center. He also served in 2000 as a member of the MCG Presidential Search Committee. Mr. Osbon was also awarded by the President of the United States the Presidential "E" award for innovative contributions to U.S. Exports, and has been featured in business articles in The Wall Street Journal.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board of Directors this year and whose term will continue after the Annual Meeting.

         Class I Directors, serving for a term expiring at the 2004 Annual Meeting of Shareholders:

         PHILLIP G. FARR, age 53, founded a local certified public accounting firm in 1975 in Thomson, Georgia and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Board of Directors of the Bank from 1991 to 1995.

         SAMUEL A. FOWLER, JR., age 55, is currently a member in the Thomson, Georgia law firm of Fowler & Wills, L.L.C. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills, L.L.C. serves as the Bank's legal counsel. Mr. Fowler serves as the Chairman of the Board of Directors of the Company.

         ARTHUR J. GAY, JR., age 55, is President and Chief Executive Officer of T and T Associates, Inc., a land developing and consulting firm that he founded in 1996. From 1970 to 1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia. Mr. Gay is past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta.

         JOSEPH D. GREENE, age 61, is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the Board of Directors of Cerulean Companies, Inc., the holding company for Blue Cross & Blue Shield of Georgia, Inc., the CSRA Community Foundation, the National Science Center's Fort Discovery and the University of Georgia Terry College of Business.

         HUGH L. HAMILTON, JR., age 48, has been the President and Chief Executive Officer of Environmental Management & Design since December 1999. From 1996 to December 1999, Mr. Hamilton was the General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm. Mr. Hamilton previously served as President of Augusta Bag Co. Mr. Hamilton is an active member of the Exchange Club of Augusta. He serves on the Board of Directors of the Boys and Girls Club, the Augusta for Free School, the Tuttle-Newton Home and serves on the Board of Trustees of Trinity-on-the-Hill United Methodist Church.

         WILLIAM G. HATCHER, age 76, is the Chief Executive Officer of MAU, Inc., a personnel services company he founded in Augusta, Georgia in 1973. In 1998, MAU won the 1998 Kennesaw State University "Medium-Sized Family Business of the Year Award" for being an outstanding family business with a superior performance record in the human resource and staffing field. Mr. Hatcher is a member of the Augusta Kiwanis Club and serves as a Trustee of Historic Augusta, Inc. He has also served on the Board of Directors for the Boys Club for 30 years.

         Class III Directors, serving for a term expiring at the 2003 Annual Meeting of Shareholders:

         PATRICK G. BLANCHARD, age 58, has served as President and Chief Executive Officer of the Company since October 1997. Mr. Blanchard also serves as Vice Chairman of the Board of Directors of the Bank. Prior to accepting his position with the Company, Mr. Blanchard served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988 and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is a past President of the Columbia County Chamber of Commerce and a past Chairman of the Board of the Metro Augusta Chamber of Commerce. He recently served as the Chairman of the Georgia Southern University Foundation and as President of Historic Augusta, Inc. He was named "1994 CEO of the Year" by the Augusta Business Journal and was named "1995 Sponsor of the Year" by the Credit Professionals International of Georgia. He was recognized by the International Fraternity of Delta Sigma Phi as the 1999 recipient of their National Career Achievement Award.

         DAVID W. JOESBURY, SR., age 52, is President of Joesbury Insurance Agency, Inc., an independent insurance agency founded in 1951 by his father, Alfred, and two partners. Upon graduation from the University of Georgia in 1971, Mr. Joesbury joined the family business in Thomson. He has previously served as Chairman of the Administrative Board of Thomson First United Methodist Church, Chairman of the Board of Thomson-McDuffie County Chamber of Commerce and President of Thomson Rotary Club. From 1997 to 1999, Mr. Joesbury served as Chairman of the Board of Directors of the Company and the Bank.

         JOHN W. LEE, age 63, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries, Inc. Mr. Lee currently serves as Chairman of the Board of Directors of the Bank. Mr. Lee previously served on the Boards of Directors of the Bank of Thomson and Allied Bancshares, Inc. Mr. Lee is a member of the Board of Directors of the CSRA Community Foundation.

         ROBERT N. WILSON, JR., age 49, has served as manager and broker of Wilson Finance Corporation d/b/a The Wilson Co. since 1982. Mr. Wilson currently owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties as well as the company's real estate and insurance businesses. Mr. Wilson served as Chairman of the Board of Directors of the Bank from 1988 until 1991.

         BENNYE M. YOUNG, age 59, taught school in DeKalb, Richmond and McDuffie Counties from 1966 until 1980. Since that time, she has been a homemaker.

         In addition to the executive officers and directors listed above, the following persons are executive officers of the Company and/or serve as directors of the Bank:

         REMER Y. BRINSON, III, age 41, has served as the President of the Bank since October 1999 and as Chief Executive Officer of the Bank since July 2001. Prior to joining the Bank, Mr. Brinson served as a Senior Vice President of Regions Bank and Allied Bank of Georgia from 1994 to 1999. During 1994, Mr. Brinson served as the President and Chief Executive Officer of Citizens Bank & Trust Company until it was acquired by Allied in late 1994. Mr. Brinson began his banking career with Georgia Railroad Bank & Trust Company in 1982, and served in various capacities with Georgia Railroad and its acquiror, First Union until 1994. Mr. Brinson is a native of Augusta, Georgia and a graduate of the University of Georgia, Athens, Georgia, and the Georgia School of Banking. Active in the community, Mr. Brinson serves on the Board of Directors of Sacred Heart Cultural Center and CSRA Development Companies.

         JAMES M. THOMAS, age 54, has served as the Senior Vice President and Chief Financial Officer of both the Company and the Bank since January 2002. From 1988 to 2001, Mr. Thomas was the President of J. M. Thomas & Associates, Inc., an accounting and financial service consulting firm for community banks. From 1983 to 1988, Mr. Thomas served as an audit manager for SunTrust Banks, Inc. Mr. Thomas is a C.P.A. and a C.I.A. and holds a B.S. in Mathematics and a Masters Degree in Professional Accountancy from Georgia State University.

         J. HAROLD WARD, JR., age 59, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer and served in that position as well as Senior Vice President and Chief Financial Officer of the Company until January 2002. Mr. Ward presently serves as Senior Vice President and Chief Operations Officer of the Bank and continues to serve as Secretary of the Company. Prior to his employment with the Bank, from September 1992 to April 1995, Mr. Ward served as Senior Vice

President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March 1987 to September 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

         A. MONTAGUE MILLER, age 62, is currently Of Counsel to the Augusta, Georgia law firm of Tucker, Everitt, Long, Brewton & Lanier. In May 2001, Mr. Miller retired as President and Chief Executive Officer of Club Car, Inc., a leading manufacturer of golf cars and utility vehicles in Augusta, Georgia, where he also served as Senior Vice President, President and Chief Operating Officer until his promotion to Chief Executive Officer in 1995. From 1971 to 1990, Mr. Miller was a partner in the Augusta, Georgia law firm of Dye, Miller, Tucker & Everitt, and its predecessors. Mr. Miller is a native of Augusta, Georgia and holds a B.B.A. and JD degrees from the University of Georgia. He is a member of Reid Memorial Presbyterian Church.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company held nine meetings during the year ended December 31, 2001. Each director attended at least 75% of the aggregate number of meetings held by the Company's Board of Directors and the committees on which he or she served. The Board of Directors of the Company has a standing audit committee, executive committee and stock option committee. The Board does not have a compensation committee or a directors nominating committee, as the responsibilities which would normally be served by such committees are served by the Company's entire Board of Directors.

         The Audit Committee, which met four times during 2001, is authorized to nominate the Company's independent auditors and to review and make recommendations to the Board of Directors of the Company with respect to their audit procedures and auditors' reports. The Audit Committee's members are Phillip G. Farr, Arthur J. Gay, Jr., Hugh L. Hamilton, Jr., George O. Hughes, George H. Inman, and James L. Lemley, M.D. All six members of the Audit Committee are "independent" as defined in the National Association of Securities Dealer's listing standards. The Board of Directors has not adopted an audit committee charter. The report of the Audit Committee appears below.

         The Executive Committee, which met seven times during 2001, has the power and authority to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee also reviews significant corporate matters, planning and strategies and recommends action as appropriate to the Board of Directors. The Executive Committee's members are Patrick G. Blanchard, Samuel A. Fowler, Jr., Joseph D. Greene, J. Randal Hall, David W. Joesbury, Sr., and John W. Lee.

         The Stock Option Committee, which met five times during 2001, has been assigned the functions of administering the Company's stock option plan and granting options thereunder. The Stock Option Committee's members are Larry DeMeyers, Phillip G. Farr, William G. Hatcher, George H. Inman, David W. Joesbury, Sr., and John W. Lee.

AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of the Company for the year ended December 31, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

         In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

                               Respectfully submitted,

                               The Audit Committee

                               Phillip G. Farr             George O. Hughes
                               Arthur J. Gay, Jr.          George H. Inman
                               Hugh L. Hamilton, Jr.       James L. Lemley, M.D.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of copies of such reports, and any amendments thereto, furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were satisfied.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Exchange Act, the Company has adopted a policy requiring all
Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's common stock occurred during the previous month.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 8, 2002 with respect to ownership of the outstanding common stock of the Company by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the common stock of the Company, (ii) each director of the Company, (iii) each Named Executive Officer (as defined herein); and (iv) all executive officers and directors of the Company as a group: The share information in the table below gives effect to the 6-for-5 stock split which occurred on December 1, 2001.

                                                                              Percentage of
                                                     Amount and Nature of      Outstanding
Name of Beneficial Owner                            Beneficial Ownership(1)      Shares
------------------------                            -----------------------   -------------
Patrick G. Blanchard(2).........................           23,596                 2.1%
Remer Y. Brinson, III(3)........................            8,880                  (*)
Larry DeMeyers..................................            6,120                  (*)
Phillip G. Farr(4)..............................           14,062                 1.2%
Samuel A. Fowler, Jr.(5)........................           13,470                 1.2%
Arthur J. Gay, Jr. .............................            5,670                  (*)
Joseph D. Greene................................           17,351                 1.5%
J.  Randal Hall.................................            4,920                  (*)
Hugh L. Hamilton, Jr............................           17,898                 1.6%
William G. Hatcher..............................           16,360                 1.4%
George O. Hughes(6).............................           49,220                 4.4%
George H. Inman.................................           16,814                 1.5%
David W. Joesbury, Sr.(7).......................           16,189                 1.4%
John W. Lee(8)..................................           52,578                 4.7%
James L. Lemley, M.D. (9).......................           20,787                 1.8%
Julian W. Osbon.................................           49,542                 4.4%
Robert N. Wilson, Jr(10)........................           15,984                 1.4%
Bennye M. Young(11).............................           18,456                 1.6%
The Prime Group, Inc(12)........................           64,469                 5.7%

All directors and executive officers as
a group (20 persons)(13)........................          377,933                32.7%

--------------
(*)      Represents less than 1%
(1) "Beneficial Ownership" includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The ownership percentages are based upon 1,130,190 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 1,130,190 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.
(2)      Includes 10,213 shares subject to presently exercisable options.
(3)      Represents shares subject to presently exercisable stock options.
(4) Includes 240 shares owned by Mr. Farr's wife as to which Mr. Farr shares voting and investment power.
(5) Includes 120 shares owned by Mr. Fowler's wife as to which Mr. Fowler shares voting and investment power. Also includes 600 shares held by Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.

(6) Includes 5,896 shares owned by Mr. Hughes' wife as to which Mr. Hughes shares voting and investment power. Also includes 7,135 shares held by G.O. Hughes Furniture Co., Inc., to which Mr. Hughes has sole voting and investment power.
(7) Includes 2,520 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power. Also includes 120 shares held by Joesbury as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(8)      Includes 4,440 shares held by IJL Wachovia as IRA custodian for Mr.
         Lee.
(9) Includes 20,100 shares owned by the Patricia M. Lemley Trust (the "Trust") of which Dr. Lemley is the trustee.
(10) Includes 3,324 shares held by A.G. Edwards & Sons, Inc., as IRA custodian for Mr. Wilson. Mr. Wilson has sole voting and investment power with respect to such shares. Also includes 1,050 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(11)     Includes 2,040 shares held by Ms. Young as custodian for her children.
(12) Includes 8,000 shares subject to presently exercisable stock options. Share ownership is based on a Schedule 13G dated February 21, 2001 filed by Prime Group, Inc., Victor J. Mills, Oliver W. Owens and Mills Family Partners, L.P. The address of Prime Group, Inc. is Suite 400, 699 Broad Street, Augusta, Georgia 30901. The address of Victor J. Mills and Mills Family Partners, L.P. is 736 Jones Creek, Evans, Georgia 30809. The address of Oliver W. Owens is 3535 Pebble Beach Drive, Augusta, Georgia 30907. The Company makes no representation as to the accuracy or completeness of the information reported.
(13)     Includes 26,333 shares subject to presently exercisable options.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain summary information regarding all cash and noncash compensation paid during the last three fiscal years to Patrick
G. Blanchard, the Chief Executive Officer of the Company and the other executive officers of the Company who earned more than $100,000 during fiscal 2001 (together with the Chief Executive Officer, the "Named Executive Officers"). No other executive officer of the Company received annual salary and bonus in excess of $100,000 during 2001.

SUMMARY COMPENSATION TABLE(1)
-----------------------------

                                                ANNUAL                     LONG TERM
                                             COMPENSATION                 COMPENSATION
                                   ----------------------------------     ------------
                                                                           SECURITIES
NAME AND                                                                   UNDERLYING          OTHER
PRINCIPAL POSITION                 YEAR            SALARY      BONUS         OPTIONS        COMPENSATION
----------------------------       ----           --------    -------     ------------      ------------
Patrick G. Blanchard               2001           $125,000    $40,000           --            $2,672(3)
    President and Chief            2000            120,000     23,658          4,000           2,671(4)
    Executive Officer              1999            120,000         --          8,000           1,733(5)
Remer Y. Brinson, III              2001           $125,000    $40,000           --            $1,278(6)
    President of First Bank        2000            120,000     23,658          4,000          $1,302(6)
    of Georgia                     1999(2)          50,000         --          8,000             234(6)

--------------

(1)      All compensation was paid by the Bank.
(2)      Mr. Brinson joined the Bank in October 1999.
(3) Represents $1,303 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and an automobile allowance of $1,369.
(4) Represents $1,303 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and an automobile allowance of $1,368.
(5) Represents $630 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and an automobile allowance of $1,103.
(6)      Primarily represents automobile allowance.

EMPLOYMENT AGREEMENT

         The Company has entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. The term of the employment agreement is renewed for a three-year period on the last day of February of each year, upon a determination by the Board of Directors of the Company and the Bank that the employment agreement should be extended.

         Mr. Blanchard's employment agreement provides for an annual base salary of $120,000 per year, which salary may be increased at the discretion of the Board of Directors, and an annual incentive bonus of $12,000 if the Bank meets specific performance goals. Stock options are also provided under the employment agreement. On April 1, 1999, Mr. Blanchard was granted an option to purchase 8,891 shares of common stock at an exercise price of $11.25 share. The option is subject to a vesting schedule based principally on certain performance criteria of the Bank. The vesting schedule is as follows: approximately 25%, or 2,223 shares, vested on April 1, 1999, approximately 25%, or 2,223 shares, will vest at the end of the calendar year when the Bank's average assets exceed $100 million, approximately 25%, or 2,222 shares, will vest at the end of the calendar year when the Bank's average assets exceed $150 million, and approximately 25%, or 2,223 shares, will vest at the end of the calendar year when the Bank's average assets exceed $200 million. As the Bank's average assets exceeded $150 million at the end of 2001, options to purchase 6,668 shares are presently exercisable. The stock option expires on the tenth anniversary of the date of grant. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

         Under the employment agreement, in the event Mr. Blanchard's employment is terminated in connection with or within three years after any "change of control" (as defined in the employment agreement) of the Company, other than for "cause" (as is also defined in the employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Blanchard's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title and/or responsibilities relative to those prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Blanchard. If Mr. Blanchard resigns for any other reason within three years following a change in control of the Company, Mr. Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The preceding change in control provisions remain in effect for three years and automatically renew for a three-year period on each anniversary of the date of the agreement, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

         The employment agreement further provides that Mr. Blanchard's employment is terminable for cause. If Mr. Blanchard's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

SEVERANCE AGREEMENTS

         Each of Messrs. Brinson, Thomas and Ward has entered into a severance agreement with the Company containing terms substantially similar to the change of control provisions contained in Mr. Blanchard's employment agreement. However, none of these individuals has entered into an employment agreement with the Company or the Bank.

STOCK OPTION PLAN

         Prior to the consummation of the reorganization of the Bank into a holding company structure, on February 12, 1997, the Board of Directors of the Bank adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank's Annual Meeting of Shareholders, duly approved and authorized the Plan. Pursuant to the plan of reorganization, the Company adopted the Plan and the shares of Bank common stock reserved for issuance under the Plan became shares of Company common stock. The Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The maximum number of shares which shall be reserved and made available for sale under the Plan is 120,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the Plan. Under the Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the Plan. The Plan is administered by the Board of Directors of the Company or by a committee comprised of no fewer than two members appointed by the Board of Directors from among its members (the "Committee"). Members of the Committee are required to be "Non-Employee Directors" as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, and with the exception of certain nonqualified options granted to Non-Employee Directors, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

         No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 2001.

         The following table provides certain information concerning the value of stock options held by the Named Executive Officers as of December 31, 2001:

                          FISCAL YEAR END OPTION VALUES

                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                      UNDERLYING              IN-THE-MONEY
                                                  UNEXERCISED OPTIONS          OPTIONS
                                                    AS OF 12/31/01           AS OF 12/31/01
                                                     EXERCISABLE/             EXERCISABLE/
                                                    UNEXERCISABLE           UNEXERCISABLE(1)
                                                 --------------------     ---------------------
Patrick G. Blanchard..............                   9,013/5,387               $998/$1,498

Remer Y. Brinson, III.............                   7,680/6,720               $998/$1,498

--------------
(1) Dollar values were calculated by determining the difference between the closing price of $10.10 per share of Common Stock, as reported by the Over-the-Counter Bulletin Board on December 31, 2001 and the exercise price of the options.

COMPENSATION OF DIRECTORS

         During fiscal 2001, each director of the Bank received $200 for each regular Board meeting attended, $100 for each special Board meeting attended, $50 for each committee meeting attended, and $100 for each loan committee or executive committee meeting attended. These fees are payable either in cash or an equivalent amount of the Company's common stock. In fiscal 2001, each outside director of the Bank also received an annual retainer of 100 shares of the Company's Common Stock. Directors of the Company currently do not receive any compensation for services provided to the Company.

         In June 2001, the Board of Directors adopted the Director Stock Purchase Plan (the "Plan"). The Plan provides that outside directors of the Company and the Bank may elect to purchase unregistered shares of the Company's common stock in lieu of receiving director fees earned in each calendar quarter. The purchase price for shares acquired under the Plan is $2.00 less than the closing market price of the Company's common stock as reported in the NASDAQ Over-the-Counter National Market Issues section of the Wall Street Journal on the last day of each calendar quarter. All shares purchased under the Plan are held in a stock account for the participating director with the Secretary of the Company serving as Trustee of the account. Pursuant to the Plan, any cash dividend payable on the Company's common stock will be automatically reinvested on shares credited to a director's account. An outside director may join the Plan at any time during the last seven days of each calendar quarter.

                              CERTAIN TRANSACTIONS

         The Bank extends loans from time to time to certain of the Company's and the Bank's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          Representatives of Cherry, Bekaert & Holland, L.L.P., the Company's independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         AUDIT FEES. The aggregate fees billed by Cherry, Bekaert & Holland, L.L.P. for professional services rendered for the audit of the Company's annual financial statements for the year ending December 31, 2001 and the review of the financial statements included in the Company's Forms 10-QSB for that year were $29,690.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2001, Cherry, Bekaert & Holland, L.L.P. did not perform any services with regard to financial information systems design and implementation.

         ALL OTHER FEES. The aggregate fees for non-audit services provided by Cherry, Bekaert & Holland, L.L.P. were $30,137.

             ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-KSB

         Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 2001 Annual Report to Shareholders that accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Mr. James M. Thomas, at the offices of the Company, 2805 Wrightsboro Road, Augusta, Georgia 30909. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.

                              SHAREHOLDER PROPOSALS

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company's proxy statement for the 2003 Annual Meeting of Shareholders is December 16, 2002. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2003 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by March 1, 2003, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                 By Order of The Board of Directors,


                                 /s/ J. Harold Ward, Jr.

                                 J. Harold Ward, Jr.
                                 Secretary


Augusta, Georgia
April 15, 2002

                        GEORGIA-CAROLINA BANCSHARES, INC.
                                 REVOCABLE PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GEORGIA-CAROLINA BANCSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Phillip G. Farr, Samuel A. Fowler, Jr., George
H. Inman and John W. Lee, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc., $.001 par value per share (the "Common Stock") which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Georgia-Carolina Bancshares, Inc. (the "Company") to be held on Wednesday, May 15, 2002 at 2:00 p.m. at the Sheraton Augusta Hotel, 2651 Perimeter Parkway, Augusta, Georgia 30909, or at any adjournments or postponements thereof upon the following:

1. To elect the following six Class II directors for a term of three years, expiring at the 2005 Annual Meeting of the Shareholders, and until their successors are elected and qualified:

         Larry DeMeyers, J. Randal Hall, George O. Hughes, George H. Inman, James L. Lemley, M.D. and Julian W. Osbon

              [ ] FOR            [ ] WITHHOLD       [ ] FOR ALL EXCEPT

         INSTRUCTIONS:     To withhold authority to vote for any individual
                           nominee, mark "FOR ALL EXCEPT" and mark through that nominee's name.

2. To transact such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE NOMINEES AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED HEREIN AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                    Please date and sign this Proxy exactly as name(s) appears on the mailing label.



                                    --------------------------------------------
                                    Stockholder sign above



                                    --------------------------------------------
                                    Co-holder (if any) sign above

                                    Print
                                    Name(s):
                                            ------------------------------------

                                    NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                    Dated:
                                          --------------------------------------


I plan to attend the Annual Meeting.    Yes            No
                                           ---------      ---------